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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE           CONTACTS:               Media:    Caroline Free
October 19, 1998                                                 (214) 953-8478
                                                              cfree@amresco.com

                                       Investors and Analysts:       Tom Andrus
                                                                 (214) 953-7704
                                                           investor@amresco.com



                  AMRESCO REPORTS THE SALE OF HOME EQUITY LOANS


         DALLAS - AMRESCO (Nasdaq: AMMB) announces that it has completed the sale of approximately $1.0 billion of home equity loans. The company has also entered into a commitment to sell an additional $400 million in home equity loans. This commitment is expected to close by October 23, 1998. The cash proceeds from these transactions will repay the warehouse debt used to finance the loans with the remainder available for general corporate purposes. As a result of these transactions, AMRESCO will have less than $100 million in home equity loans remaining on its balance sheet.

         AMRESCO received a price of 100.625 percent of par for the loans. Additionally, AMRESCO retained an interest in the loans that provides for participation in the profits from a subsequent sale or securitization of the loans. The company has also mutually agreed with a third party loan seller to terminate a commitment to purchase an additional $260 million of home equity loans. The company expects to recognize a fourth quarter pre-tax loss related to these items ranging from $40 to $45 million. As a result, the company does not have any significant unfunded home equity loan commitments.

          "Although the loss resulting from this loan sale is disappointing, we believe that this transaction greatly benefits the company by reducing the size of our balance sheet, improving



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liquidity and eliminating the risk of margin calls related to the market value of the loans and hedge positions," said Robert H. Lutz, Jr., chairman and CEO of AMRESCO.

         AMRESCO, INC. is a diversified financial services company specializing in commercial and residential real estate and home equity lending; asset management workout services; and commercial finance. The company is headquartered in Dallas and has offices nationwide as well as internationally in Canada, United Kingdom and Mexico. For more information about AMRESCO, visit the web site at www.amresco.com.

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Note: Certain statements contained in this press release are not based on historical facts. These statements are forward-looking statements that are based on current expectations that involve a number of risks and uncertainties. Consequently, actual results achieved may differ materially from what is presented. For a discussion of such risks and uncertainties, see "Risk Factors" in the reports that the company files with the Securities and Exchange Commission, including the company's registration statement.